Exhibit 99.2

                                   SCHEDULE F

                        Hyperion Telecommunications, Inc.

                Form of Financial Information and Operating Data
               of the Pledged Subsidiaries and the Joint Ventures

Data presented for the quarter ended:                           12/31/98

                                    Unaudited

                                                                 Total
FINANCIAL DATA (dollars in thousands)(a):
Total Revenue                                               $     11,388.0
Total Capital Expenditures                                  $     13,616.1
Total EBITDA                                                $      1,312.9

 Gross Property, Plant & Equipment                          $    183,786.0

STATISTICAL DATA(b):
As of December 31, 1998:
Networks in Operation:
Route Miles                                                          3,149
Fiber Miles                                                        143,433
Buildings connected                                                    838
LEC-COs collocated                                                      54
Voice Grade Equivalent Circuits                                    528,864
Access Lines Sold                                                   60,873
Access Lines Installed                                              48,363

(a) Financial Data represents 100% of the operations of all entities except Hyperion of Florida, which is reflected at Hyperion's ownership in the Jacksonville network, which is 20%.
(b) Statistical Data represents 100% of operating data for all entities